Exhibit 99

For immediate release	Contact: Joseph Fitzgerald
February 18, 2004	(310) 449-3660

MGM SIGNIFICANTLY EXCEEDS 2003 CASH FLOW TARGET

Company Reports All-Time Record Quarterly Net Income

Los Angeles, CA – Metro-Goldwyn-Mayer Inc. (NYSE:MGM) announced today that net cash provided by operating activities for the fourth quarter ended December 31, 2003 was $12.0 million, bringing the full-year total to $192.5 million. Net cash from operating activities for 2003 was significantly higher than the Company’s original guidance of $100 to $150 million, representing a positive swing of $281.3 million from the $88.8 million of cash used by operating activities for 2002.

The Company also announced that net income for the fourth quarter of 2003 was $60.3 million, an all-time record for any quarter in MGM’s 80-year history. Earnings per share in the same period were $0.25, compared to $0.24 in the fourth quarter of 2002.

Commenting on these results, Alex Yemenidjian, Chairman and Chief Executive Officer said: “MGM’s net cash from operating activities of $192.5 million in 2003 significantly exceeded expectations. We also achieved record revenues for the year of $1.88 billion, retired term-debt of $1.15 billion, increased our share repurchase authorization and distributed wealth to our shareholders in a Dutch Auction tender offer. Our outlook for cash flow generation remains strong and offers us increased flexibility to make acquisitions and to reward our shareholders.”

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Chris McGurk, Vice Chairman and Chief Operating Officer added: “Our film, television, MGM Networks and home entertainment operations all had a very strong year. Our goal in 2004 is to further accelerate our growth. We are off to an excellent start with our first feature film release in 2004, Barbershop 2: Back in Business, which will be extremely profitable. We look forward to the rest of the year with great confidence.”

FOURTH QUARTER 2003 OPERATIONAL HIGHLIGHTS

•	Worldwide home entertainment revenues increased 21 percent.

•	Worldwide DVD shipments increased 41 percent.

•	Legally Blonde 2: Red, White and Blonde was MGM Home Entertainment’s best-selling new release. Best selling library titles included Legally Blonde, Chitty Chitty Bang Bang, The Terminator and The Princess Bride.

•	In feature films, the MGM and United Artists 2003 slate will be the most profitable since MGM went public in 1997.

•	Osama, a United Artists release, received a Golden Globe award for Best Foreign Film.

•	Stargate SG-1 achieved the highest ratings for any regularly scheduled series telecast in the Sci-Fi Network’s history.

•	Stargate Atlantis , a spinoff of Stargate SG-1, will premiere on the Sci-Fi Network in June.

•	MGM Networks extended the reach of its German language MGM Channel to Switzerland and Lichtenstein and also debuted a branded channel in Holland.

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•	MGM Networks premiered a branded channel in Hong Kong as part of a strategic alliance with CNBC Asia Pacific to reach the Greater China and South East Asian markets

•	In October, the Company retired $1.15 billion of term-debt.

•	On January 15, 2004, MGM completed a Dutch Auction tender offer for 10 million shares at $17.00 per share. The Company also increased its current share repurchase authorization by 2.5 million shares. With this increase, MGM is now authorized to purchase up to 5 million shares in open market transactions.

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the largest modern film library in the world, consisting of approximately 4,000 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Online. In addition, MGM has ownership interests in international television channels reaching over 100 countries around the globe. For more information on MGM, visit MGM Online at http://www.mgm.com.

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This news release contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These risks and uncertainties include, among other things, future competitive and market conditions, whether the Company’s products achieve customer acceptance, future business decisions, and other factors, including those described in the Company’s filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of MGM. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be realized. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company.

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Metro-Goldwyn-Mayer Inc.

Condensed Consolidated Results of Operations

Quarter and Year Ended December 31, 2003 and 2002

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
In thousands, except share and per share data (unaudited)
Revenues:
Feature films	$482,778	$533,220	$1,651,870	$1,416,947
Television programming	45,875	48,713	189,997	171,220
Other	14,430	38,962	41,160	65,935

Total revenues	$543,083	$620,895	$1,883,027	$1,654,102

*EBITDA:
Feature films	$99,069	$49,173	$107,922	$(40,052)
Television programming	7,851	(3,177)	24,869	4,902
Other	10,259	26,010	23,034	39,336
General and administrative expenses	(43,800)	(25,163)	(139,643)	(84,857)

*EBITDA	73,379	46,843	16,182	(80,671)
Depreciation	(3,572)	(6,062)	(17,300)	(20,467)

Operating income (loss)	69,807	40,781	(1,118)	(101,138)
Write-down on investment in cable channels	—	—	(93,059)	—
Gain on sale of cable channel	—	32,514	—	32,514
Equity in net earnings (losses) of investees	(285)	7,236	310	13,561
Interest expense, net of amounts capitalized	(8,673)	(19,197)	(60,229)	(79,929)
Interest and other income, net	4,761	3,468	16,148	7,432
Due diligence expenses	—	—	(5,099)	—

Income (loss) before provision for income taxes	65,610	64,802	(143,047)	(127,560)
Income tax provision	(5,357)	(6,143)	(18,714)	(14,687)

Net income (loss)	$60,253	58,659	$(161,761)	$(142,247)

Income (loss) per share:
Basic and diluted	$0.25	$0.24	$(0.66)	$(0.57)

Weighted average number of common shares outstanding:
Basic	244,590,118	249,115,948	245,584,705	248,355,566

Diluted	245,845,706	249,216,372	245,584,705	248,355,566

*EBITDA, which is reconciled to operating loss and net loss in the above table, is defined as operating loss before depreciation. The Company believes that EBITDA should be considered in addition to, not as a substitute for or superior to, operating income, net earnings, net cash provided by operating activities and other measures of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”). The Company uses EBITDA as one of many measures to evaluate both the operating performance of its business segments and performance for compensation purposes. MGM believes that EBITDA is also used by many investors, equity analysts and others as a measure of performance to make informed investment decisions. The EBITDA presented may not be comparable to similarly titled measures reported by other companies.

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Metro-Goldwyn-Mayer Inc.

Condensed Consolidated Balance Sheets

December 31, 2003 and December 31, 2002

(In thousands, except share data)

ASSETS	December 31, 2003	December 31, 2002
Cash and cash equivalents	$61,894	$593,131
Short-term investments	—	6,488
Accounts and contracts receivable (net of allowance for doubtful accounts of $46,671 and $40,980, respectively)	615,907	605,739
Film and television costs, net	1,788,225	1,870,692
Investments in and advances to affiliates	24,050	620,132
Property and equipment, net	68,657	41,397
Goodwill	516,706	516,706
Other assets	31,132	29,791

	$3,106,571	$4,284,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Bank and other debt	$813	$1,156,725
Accounts payable and accrued liabilities	234,397	212,792
Accrued participants’ share	320,347	278,172
Income taxes payable	37,129	33,030
Advances and deferred revenues	72,908	65,051
Other liabilities	112,606	23,840

Total liabilities	778,200	1,769,610

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 500,000,000 shares authorized, 251,960,505 shares issued	2,520	2,520
Additional paid-in capital	3,915,777	3,914,923
Accumulated other comprehensive income (loss)	2,046	(18,361)
Deficit	(1,507,573)	(1,345,812)
Less: treasury stock, at cost, 6,981,126 and 3,107,609 shares, respectively	(84,399)	(38,804)

Total stockholders’ equity	2,328,371	2,514,466

	$3,106,571	$4,284,076

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Metro-Goldwyn-Mayer Inc.

Supplemental Financial Information: Consolidated and Unconsolidated Companies

Quarter and Year Ended December, 2003 and 2002

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
In thousands (unaudited)
Revenues:
Consolidated companies
Feature films	$482,778	$533,220	$1,651,870	$1,416,947
Television programming	45,875	48,713	189,997	171,220
Other	14,430	38,962	41,160	65,935

Total consolidated revenues	543,083	620,895	1,883,027	1,654,102
Unconsolidated companies
Cable channels	10,012	39,193	56,758	134,757

Total consolidated and unconsolidated revenues	$553,095	$660,088	$1,939,785	$1,788,859

EBITDA:
Consolidated companies
Feature films	$99,069	$49,173	$107,922	$(40,052)
Television programming	7,851	(3,177)	24,869	4,902
Other	10,259	26,010	23,034	39,336
General and administrative expenses	(43,800)	(25,163)	(139,643)	(84,857)

Total consolidated EBITDA	73,379	46,843	16,182	(80,671)
Unconsolidated companies
Cable channels	672	11,471	5,424	30,035

Total consolidated and unconsolidated EBITDA	$74,051	$58,314	$21,606	$(50,636)